FUND OF FUNDS PARTICIPATION AGREEMENT

This Fund of Funds Participation Agreement (the “Agreement”) is made as of December 20, 2013, by and among Lincoln Variable Insurance Products Trust (“LVIP”), on behalf of the LVIP V.I. Comstock RPM Fund (the “LVIP Fund”), and AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (“AVIF”) on behalf of the Invesco V.I. Comstock Fund (the “Invesco Fund”).

WHEREAS, Section 12(d)(1)(A) of the Investment Company Act of 1940 (the “Act”) limits a registered investment company’s purchase of shares issued by another registered investment company, and Section 12(d)(1)(B) of the Act limits a registered investment company’s sale of shares that the company issues to another registered investment company;

WHEREAS, the LVIP Fund and the Invesco Fund are registered investment companies;

WHEREAS, the U.S. Securities and Exchange Commission (the “SEC”) has granted an order (Rel. No. 29196, March 31, 2010) to LVIP exempting the LVIP Fund and certain investment companies selling their shares to the LVIP Fund from the limits of Sections 12(d)(1)(A) and (B) of the Act (such order, the notice of application, and the application therefor together, the “Order”);

WHEREAS, in reliance on the Order, the LVIP Fund may acquire shares in the Invesco Fund in excess of the limits imposed by Section 12(d)(1)(A) of the Act, and the Invesco Fund may sell its shares to the LVIP Fund in excess of the limits imposed by Section 12(d)(1)(B) of the Act;

WHEREAS, pursuant to Condition 8 set forth in the Order, LVIP must enter into a written agreement with AVIF, on behalf of the Invesco Fund, prior to the LVIP Fund acquiring shares in the Invesco Fund in excess of the limit imposed by Section 12(d)(1)(A)(i) of the Act, and this Agreement is intended to meet the requirements of Condition 8; and

WHEREAS, the investment strategy of the LVIP Fund will be to invest most of its assets (normally 90-95%) in the Invesco Fund, which will be the sole underlying fund investment of the LVIP Fund, and the remaining 5-10% of its assets in a managed futures volatility overlay strategy.

NOW, THEREFORE, LVIP, on behalf of the LVIP Fund, and AVIF, on behalf of the Invesco Fund, agree as follows:

ARTICLE I.

Representations and Obligations of the LVIP Fund

1.1 The LVIP Fund has provided to the Invesco Fund a copy of the Order. The LVIP Fund will promptly provide the Invesco Fund with a copy of any amendments to the Order, or any application or notice relating to such amendment.

1.2 Pursuant to Condition 8 of the Order, LVIP represents that its board of trustees and the investment adviser [and sub-adviser] to the LVIP Fund understand the terms and conditions of the Order and that each agrees to fulfill its responsibilities under the Order.

1.3 Pursuant to Condition 8 of the Order, the LVIP Fund will promptly notify the Invesco Fund in writing at the time it acquires shares issued by the Invesco Fund in excess of the 3% limit in Section 12(d)(1)(A)(i) of the Act. At such time, the LVIP Fund will also transmit to the Invesco Fund a list of the names of each “Fund of Funds Affiliate” and “Underwriting Affiliate” (each as defined in the Order). The LVIP Fund will notify the Invesco Fund of any changes to the list of names as soon as reasonably practicable after the change occurs.

1.4 Pursuant to the Order, the LVIP Fund represents that no insurance company sponsoring a registered separate account funding variable contracts will be permitted to invest in the LVIP Fund unless the insurance company has certified to the LVIP Fund that the aggregate of all fees and charges associated with each contract that invests in the LVIP Fund, including fees and charges at the separate account, LVIP Fund and underlying fund levels, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

1.5 The LVIP Fund: (i) agrees to adhere to the terms and conditions of the Order and this Agreement and to participate in the proposed transactions in a manner that addresses the concerns underlying the Order; (ii) represents that investments in the Invesco Fund will be accomplished in compliance with the LVIP Fund’s investment restrictions and will be consistent with the investment policies set forth in the LVIP Fund’s registration statement; and (iii) agrees to promptly notify the Invesco Fund if the LVIP Fund does not comply with the Order or this Agreement.

1.6 LVIP represents and warrants that each “Fund of Funds Affiliate” as defined in the Order will adhere to all requirements and conditions of the Order.

ARTICLE II.

Representations and Warranties of the Invesco Fund

2.1 In connection with the LVIP Fund’s investment in shares issued by the Invesco Fund, the Invesco Fund agrees: (i) to comply with the terms and conditions of the Order and this Agreement; (ii) to promptly notify the LVIP Fund if the Invesco Fund fails to comply with the terms and conditions of the Order or this Agreement; and (iii) acknowledges that it may rely on the Order to sell its shares in excess of the limits set forth in Section 12(d)(1)(B)(i) of the Act to the LVIP Fund and not to any other investment company. Nothing herein shall be construed to limit the ability of the Invesco Fund to sell its shares in excess of the limits set forth in Section 12(d)(1)(B) of the Act to any other investment company.

2.2 Pursuant to Condition 8 of the Order, AVIF represents that its board of trustees and the investment adviser of the Invesco Fund understand the terms and conditions of the Order and that each agrees to fulfill its responsibilities under the Order.

2.3 In connection with the obligations under Section 2.1(i) of this Agreement, the board of trustees of the Invesco Fund has adopted procedures for compliance with the Section 12(d) relief and, pursuant to the terms of the Order, has adopted procedures to monitor purchases of securities in Affiliated Underwritings (as defined in the Order).

2.4 Pursuant to the Order, AVIF, on behalf of the Invesco Fund, acknowledges that the receipt of any compensation by: (a) an affiliated person of the LVIP Fund, or an affiliated person of such person, for the purchase by the LVIP Fund of shares of the Invesco Fund; or (b) an affiliated person of the Invesco Fund, or an affiliated person of such person, for the sale by the Invesco Fund of its shares to the LVIP Fund may be prohibited by Section 17(e)(1) of the Act.

ARTICLE III.

Indemnification

3.1 LVIP agrees to hold harmless and indemnify AVIF, including any principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (the “Claims”) asserted against AVIF, including any principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the LVIP Fund of any provision of this Agreement or (ii) a violation or alleged violation by the LVIP Fund of the terms and conditions of the Order, such indemnification to include any reasonable attorney fees and expenses incurred in connection with investigating and/or defending such Claims.

3.2 AVIF agrees to hold harmless and indemnify LVIP, including any principals, directors or trustees, officers, employees and agents, against and from any Claims asserted against LVIP, including any principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Invesco Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Invesco Fund of the terms and conditions of the Order, such indemnification to include any reasonable attorney fees and expenses incurred in connection with investigating and/or defending such Claims.

ARTICLE IV.

Applicable Law

4.1 This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Act or other federal laws and regulations which may be applicable. To the extent that the applicable laws of the State of Delaware or any of the provisions herein conflict with the applicable provisions of the Act or other federal laws and regulations which may be applicable, the latter shall control.

ARTICLE V.

Termination

5.1 This Agreement will continue until terminated in writing by a party: (i) upon thirty (30) days’ written notice to the other party; or (ii) in the event of a material breach of this Agreement, upon written notice to the breaching party, which may be given in the sole discretion of the non-breaching party.

ARTICLE VI.

6.1 The obligations of LVIP under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders of LVIP individually, but bind only the LVIP Fund’s assets. When seeking satisfaction for any liability of LVIP in respect of this Agreement, AVIF agrees not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

6.2 The obligations of AVIF or the Invesco Fund under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders of AVIF or the Invesco Fund individually, but bind only the Invesco Fund’s assets. When seeking satisfaction for any liability of the Invesco Fund in respect of this Agreement, LVIP agrees not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction. The Parties also agree that the assets and liabilities of the Invesco Fund are separate and distinct from the assets and liabilities of each other series of AVIF. No series of AVIF, including the Invesco Fund, shall be liable or shall be charged for any debt, obligation or liability of any other series of AVIF.

ARTICLE VII.

Notices

7.1 Each party giving or making any notice, including any information that a party is required to deliver to the other parties by the Order or this Agreement, shall give the notice in writing and shall use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: (a) personal delivery; (b) registered or certified mail, in each case, return receipt requested and postage prepaid; or (c) nationally recognized overnight courier, with all fees prepaid. Such notice shall be delivered to the address set forth below (which may be changed upon written notice to the other party).

If to LVIP or the LVIP Fund:

Lincoln Variable Insurance Products Trust

1300 South Clinton Street

Fort Wayne, IN 46802

Attn: Kevin J. Adamson

Email: Kevin.Adamson@lfg.com

With a copy to:

Jill R. Whitelaw, Esq.

150 North Radnor Chester Rd.

Radnor, PA 19087

Email: Jill.Whitelaw@lfg.com

If to AVIF or the Invesco Fund:

AIM Variable Insurance Funds

(Invesco Variable Insurance Funds)

11 Greenway Plaza, Suite 1000

Houston, TX 77046

Attn: Melanie Ringold, Esq.

Email: Melanie.Ringold@invesco.com

With a copy to:

Bruce Leto, Esq.

Stradley Ronon Stevens & Young, LLP

2005 Market Street

Philadelphia, PA 19103-7018

IN WITNESS WHEREOF, the parties have hereby duly executed this Agreement.

Lincoln Variable Insurance Products Trust, on behalf of the LVIP INVESCO V.I. COMSTOCK RPM Fund

By:	/s/ Daniel R. Hayes
Name:	Daniel R. Hayes
Title:	President

Agreed and Acknowledged:

AIM Variable Insurance Products Trust (Invesco Variable Insurance Products Trust), on behalf of the INVESCO V.I. COMSTOCK Fund

By:	/s/ John Zerr
Name:	John Zerr
Title:	General Counsel